Exhibit 99.2

On April 28, 2009, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

John Janedis

Wachovia Capital Markets

Craig Huber

Barclays Capital

Peter Stabler

Credit Suisse Securities

Meggan Friedman

William Blair & Company

Benjamin Swinburne

Morgan Stanley & Co.

Matt Chesler

Deutsche Bank Securities

Michael Nathanson

Sanford C. Bernstein & Co.

Daniel Salmon

BMO Capital Markets

Thomas Singlehurst

Citigroup Global Markets

Todd Morgan

Oppenheimer & Co..

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the The Interpublic Group first quarter 2009 earnings conference call. . . .

I would now like to introduce Jerry Leshne, Senior Vice President, Investor Relations. Thank you, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining. We have posted our earnings release and our slide presentation on our website, Interpublic.com, and will refer to both in the course of this call.

This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A, and we plan to conclude before market open at 9:30 a.m. Eastern.

During this call we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning. Thank you, Jerry, and thank you all for joining us as with we review our first quarter results.

As always, I’ll start by covering the headlines of our performance. Frank will take us through the full results. And after his remarks, I will return with closing comments before we move onto the Q&A.

Although it’s not exactly news, the starting point against which to assess our Q1 performance is the difficult economy in which we’ve been operating, which began to impact media and marketing services during the last four to six weeks of 2008.

The global recession is taking its toll on many different types of businesses. More important, it’s had a dramatic effect on consumer confidence. As a result, certain clients have pulled back on their spend, particularly in some key geographic markets and industry sectors. This led to our organic revenue result, which was a decrease of 5.6% in the quarter compared to a year ago.

Though not unexpected and in line with our expectations, this abrupt change in the revenue environment has required that we take aggressive action to monitor and cut costs. That is what is required in order to protect our margins and consolidate the significant gains in profitability made during these past few years.

Of course, managing in today’s world is not easy. You have to stay very vigilant and move quickly to address issues. As was the case in the fourth quarter last year, during this first quarter, we continued to demonstrate that the investments we’ve made on upgrading financial talent and systems are paying off in improved control over the business.

We are pleased to see the benefits of our proactive approach to cost management in the seasonal net loss during the first quarter of 2009 that was comparable to the same period in 2008, despite the very challenging top line environment. As you can see, this was also the case with our quarterly EPS performance, which was within a penny of last year’s first quarter.

Unfortunately, in the professional service business, times like these invariably require staff reductions, which are very difficult in terms of the human costs involved.

Like in the fourth quarter of last year, during the first quarter we continued to reduce staff across most of our agencies. Consequently, severance expense rose significantly compared to Q1 of 2008. Excluding this expense in both periods, operating margins would have been flat year-over-year despite a reported revenue decrease of over 10%. This underlying performance proves that we have been making the hard but necessary choices to successfully see the company through this period of uncertainty.

A second area in which it is vital to stay focused during these tough times is liquidity and financial flexibility.

Our balance sheet continues to be strong thanks to our longstanding conservative approach to strengthening the company’s capital structure. We continue to believe that our existing liquidity allows us to handle the 250 million maturities that will come due late this year and in 2010. Therefore, we are confident that our balance sheet combined with our improved cost discipline position us well to move through the current market volatility.

A third and last key area of focus, given the challenging economy and the fact that we operate in a very competitive industry, is our product and our clients.

As you will hear from Frank’s remarks, nearly all of our units made positive contributions to the first quarter results. That’s because all of our agencies are totally focused on the needs of their clients and on improving their offerings so as to help clients navigate through the current environment. This is what is required for success in the service business.

I will have a bit more to say about that — what we are hearing in our conversations with clients — in my closing comments. At this point, I will turn it over to Frank.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning. As a reminder, I will be referring to the slide presentation as available on our website.

Beginning with slide two, the global recession resulted in the most challenging revenue environment in many years. Our revenue decreased 10.8% from a year ago, reflecting significant pressure on demand for our services, as well as the impact of stronger U.S. dollar on year-over-year comparisons. Our organic decrease was 5.6%.

At the same time, we continued to manage our expenses effectively, with organic expense decreases in both of our principal operating expense lines. This includes difficult but appropriate severance actions which resulted in severance expense of 42 million, an increase of $28 million from a year ago. Over the past six months, we have incurred approximately $90 million of severance expense related to the separation of approximately 2,800 employees or 6% of our work force.

Our seasonal operating loss was 82 million, compared with a loss of 58 million a year ago. Excluding severance from both periods, our operating margin was flat compared to last year, despite the decline in revenue.

Our basic and diluted seasonal loss per share was $0.16 compared with a loss of $0.15 in Q1 ’08.

Turning to slide three, you can see our complete P&L for the first quarter. I will cover revenue and operating expenses in detail in the slides that follow.

•	Below our loss from operations, interest expense and interest income decreased from a year ago, primarily due to lower prevailing short-term interest rates.
•

Our income tax benefit in the quarter was 25 million, which is an effective rate of 25.5%. Our Q1 benefit rate is typically low due to the fact we have markets outside the U.S. where we have pretax losses without a related P&L benefit. Our full year tax rate expectations are in the range of approximately 45%.

On slide four, we provide additional detail on revenue.

•	Revenue in the quarter is 1.33 billion, a decrease of 10.8%. Compared to Q1 ’08, exchange rates had a negative impact of 7.3%, while net business acquisitions added 2.1%.
•	Our organic revenue change was a decrease of 84 million or 5.6%, and is primarily the result of decreased spend from existing clients.
•	By sector, as you would expect, auto and financial services were by far the weakest. Outside of auto and financial, client sectors were in a range of down moderately to up moderately.

•	Regionally, among our major markets, we saw the most significant decreases in Japan and the U.S.

On the bottom half of this slide, you can see the revenue performance of our operating segments.

•

At our Integrated Agency Networks, revenue decreased 10.2%. The organic change was negative 5.4%, comprised of an 8.4% decrease in the U.S. and a 1.5% decrease internationally. Revenue declined across our major agency groups, with the notable exception of Draftfcb.

•

At our CMG segment, Q1 revenue decreased 13.8%. The organic decrease was 7%, comprised of 10.8% decrease in the U.S., while the organic comparison was flat internationally. Our events business, which typically includes large scale business to business forums, decreased significantly. Our PR businesses, taken together, had only a slight organic decrease.

Slide five provides a breakdown of Q1 revenue growth by region.

•

In the U.S., the organic decrease was 8.8% due to the factors I’ve mentioned: broad-based moderation in spending by clients, the challenges of the auto and financial sectors, and weakness in the events business. Draftfcb had solid U.S. growth, led by the healthcare sector and direct marketing activity.

•	Internationally, revenue decreased 14.5%, which includes a significant effect from currency. The organic decrease was only 1.3%.
•	In the U.K., where the currency effect was dramatic, revenue increased 4% organically, led by growth at Lowe.
•	In continental Europe, the organic decrease was 3.3%. This was partially offset by solid performance in Germany by McCann and Mediabrands as well as in some of the smaller markets on the Continent.
•	In the AsiaPac region, revenue decreased 6.8% organically.
•	Japan continues to be very challenging due to the economy. Growth in the China and India markets slowed.
•	In Latin America, organic revenue growth was 3.4%, led by increases at Draftfcb.
•	Our “Other Markets” segment increased 16.3%, due to our acquisition of MCN in the Middle East in Q3 ’08, and decreased 0.3% organically.

On slide 6, we present a longer view of organic revenue growth that tracks our trailing-12-month performance. As you can see, this clearly registers the impact on the top line of the recession over the past two quarters.

On slide 7, we take a closer look at operating expenses. As Michael mentioned, our financial priorities in this environment are aligning costs and driving margins. And in Q1, operating expenses decreased 4% organically. Excluding severance, our operating expenses decreased 5.9% organically, and we maintained flat underlying operating margin year-over-year despite the revenue environment.

Salaries and related expenses were 997 million compared with 1.06 billion a year ago. This is a decrease of 6.4% in total, and decrease of 1.8% organically, including the impact of the higher severance. Excluding severance from both periods, salaries and related decreased 4.5% organically.

•

Severance expense of 42 million in the quarter compared with 14 million a year ago, or 3.1% of revenue, compared with approximately 90 basis points of revenue a year ago. Our severance actions in the quarter directly affected approximately 4% of our global workforce across multiple business units and regions, predominantly in the U.S. and continental Europe. We expect that our annualized savings will be approximately 2.5 times our Q1 expense.

•	Incentive expense decreased to 3% of revenue compared with 3.8% a year ago.
•

Temporary labor expense decreased to 2.7% of revenue from 3.6% a year ago, notwithstanding the lower revenue base. This has been an area of increasing discipline as the economy slows and should continue to be a flexible part of our expense base going forward.

•	Other salaries and related expense decreased to 2.1% of revenue from 2.9% a year ago. The decrease was due mainly to lower performance-based bonuses.

Turning to office and general expenses on the lower half of the slide:

•	In Q1, our O&G expense was 411 million, a decrease of 64 million, or 13.5%. The organic decrease was 8.4%. O&G expenses were 31% of revenue compared with 32% a year ago.
•	Professional fees decreased approximately 7 million to 31 million in the quarter and decreased to 2.3% of revenue from 2.5%.
•	Occupancy expense increased to 9.6% of revenue from 8.8% a year ago, primarily due to lower revenue base.
•	Travel expenses, office supplies, and other controllable expenses decreased to 4% of revenue from 4.9% a year ago.

•

All other office and general expenses decreased to 15.1% of revenue from 15.8% a year ago, mainly due to decrease in passthrough expenses and revenue in the quarter in connection with our project assignments.

On slide eight, we show our operating margin on a trailing-12-month basis over the past few years, which represent a period of strong progress for us. Margin expansion to a fully competitive level remains one of our primary financial objectives, but is obviously made more challenging by the current environment. As you can see, our trailing margin is 8.5%, down 20 basis points from year end.

Turning to the current portion of our balance sheet on slide nine, you can see that we ended Q1 with 1.66 billion in cash and short-term marketable securities compared with 1.51 billion a year ago. This is the highest Q1 ending level in our history.

•	The year-over-year balance sheet comparisons reflect the strong impact from the currency changes, which decreased payables and receivables by approximately 10%.
•	In the liabilities section, short-term debt includes the November maturity of our 5.4% $250 million senior notes.

On slide 10, we turn to cash flow for the the quarter.

•	Cash use in operations was a seasonal use of 557 million compared with 288 million in Q1 2008.
•	The comparison is due to higher use of cash and working capital compared to a year ago — 485 million compared with 240 million.
•

We typically use cash and working capital in Q1 due to the seasonality of our business, while typically generating cash from working capital in Q4. Cash use increased this quarter due to the combination of a very strong Q4 ’08 working capital result that reverses in Q1, along with lower revenue and billings in the first quarter.

•	As I mentioned, our cash and short-term marketable securities position at quarter end increased approximately 150 million year-over-year.
•	Investing activities used 25 million compared with 48 million a year ago, due to a decrease in our capital expenditures to 20 million.
•	Financing activities used 16 million compared to 207 million a year ago when we repaid 191 million of our convertible notes.
•	The net decrease in cash and marketable securities in the quarter was 616 million, compared with 525 million in Q1 2008.

Slide 11 depicts our debt maturity schedule as of March 31st. Total debt was 2.1 billion. Our maturities are well spaced going forward with, as I mentioned, 250 million maturing in November 2009 and the same amount in November 2010.

Looking at slide 12, we continue to be focused on meeting needs of clients in this difficult economy. In light of the severity of the recession, we are pleased with our financial performance in the quarter. We believe recent results speak to the fact that Interpublic is under control and executing to a high standard across our businesses. We are realizing the benefits of the flexible aspects of our cost structure and we are seeing tangible yield on the investments we have made in services, tools, and talent. These are assets that, along with our strong financial resources, will position us well for the upside when the economy rights itself.

Now let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

As you can see, despite the impact of the broader economic situation on our revenue, we demonstrated the appropriate cost discipline and successfully managed margins in the quarter, as we did in the fourth quarter last year.

We also derived benefits from our diversified model. Latin American and certain European economies, notably the U.K. and Germany, held up well in relative terms. If, as many people believe, the U.S. ultimately leads us out of the global recession, that will clearly be advantageous for us at IPG.

Similarly, there are some built in buffers due to our highly diversified client base. While the automotive and financial service sector were very hard hit, other client industries were anywhere from down 1% or 2% to up in the high single digits. In fact, in the aggregate, our top 100 clients, excluding the two hardest hit categories, were actually flat for the quarter.

Our diversified service offering is also a plus. Draftfcb and Lowe were both strong contributors in the quarter. Our PR and healthcare marketing agencies are showing resilience, and we are still seeing demand in the direct and digital arenas. McCann had some wins in the quarter internationally, and Initiative kept the momentum going with the Miller-Coors consolidation win. Big wins in April include Miller Lite by Draftfcb, Wal-Mart digital by R/GA, and the retention of The Home Depot by Initiative and a number of our specialist media agencies in a very competitive pitch where we also picked up new digital responsibilities. All of which helps to mitigate the broader declines driven by the economy and certain national markets and client sectors.

Of course it goes without saying that the tone we are hearing from our clients remains very measured and cautious. They want to be sure they are getting the maximum value for their marketing spend and they’re keeping a close eye on consumer sentiment, which seems to be stabilizing. But there is also a clear understanding on the part of most of our clients that underinvesting in their brands creates significant risks of lost market share in the long term.

Just as we are asking clients not to lose sight of the value of their brands in the midst of this economic storm, it’s worth mentioning that the state of our brands is very strong.

The various end-of-year “agency report card” issues by the leading trade publications recently came out, and it’s fair to say that the overall ratings that our companies received are higher than we’ve seen in a long time. The strength and scale of our overall digital business is beginning to be recognized. We are winning “agency of the year” recognition in the media, digital, PR, and advertising categories in many world markets.

This is the ultimate validation of our top strategic priority in the past few years, which has been to invest in talent and professional development across all of our agencies, particularly when it comes to digital and strategic leadership.

Going forward, we will continue to focus on delivering customized integrated solutions that draw the best of IPG capabilities from across the various agencies within our holding company. This is what our clients need in an increasingly complex and digital marketing landscape and what will allow us to play an increasingly important role in the evolving digitally enabled conversation between marketers and consumers.

Of course, we will also continue to deploy our improved cost disciplines and to ensure we are managing to our margins. This combination of professional excellence and fiscally conservative management will position us to come through the current period of economic turbulence and to capitalize on future opportunities in step with an economic recovery.

At this point, I would like to open up the floor to questions.

QUESTIONS AND ANSWERS

Operator:

. . . . Thank you, one moment for your first question. Thank you. Our first question comes from Alexia Quadrani of JPMorgan. Your line is open.

Alexia Quadrani, J.P. Morgan Securities, Inc.:

Thank you. A couple of questions. First, can you comment if there are any significant trends in terms of how revenue progressed throughout the quarter, and then also what you’re seeing — can you give us any color of what you’re seeing early in Q2? I have a follow up.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning, Alexia. Obviously, January was a difficult month for us. We continued — obviously, it’s still challenging, but we seen some improvement in February and March. Clearly with respect to the rest of the year we are monitoring very carefully, but gradually we hope to see some gradual improvement. But it’s still difficult to call.

Ms. Quadrani:

So there is no reason — I know you don’t have a crystal ball — but there’s no reason to assume that revenue trends will deteriorate necessarily in the second quarter?

Mr. Roth:

I would say there is no need, no compelling evidence to see it. Obviously, you have to assume some cautiousness in this environment.

Ms. Quadrani:

And then when you are looking at your agencies, are there still some select few that maybe are showing improvements in profitability in this difficult marketplace as a result of the turnaround efforts you made over the last couple of years?

Mr. Roth:

Certainly. Lowe is a good example. Obviously they continue to make strong improvement, particularly in reflecting the numbers that you see in the U.K. Draftfcb continues to show improvement with respect to its new client wins and revenues. So we are seeing improvement in a number of our agencies against a difficult environment.

Ms. Quadrani:

So would you think it would be possible to maintain this impressive feat you did in the quarter of keeping margins flat ex severance throughout the year, if revenue trends persist?

Mr. Roth:

Our goal is to try to maintain this level of margin. Obviously if there is a big deterioration in revenue as we go through the year, it would become more difficult. But we are certainly taking hard actions to keep that possible.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Alexia, as we said on the fourth quarter call, we believe maintaining flat margins with revenues down 2% to 3% was doable. Beyond that will be a challenging, especially due to the severance headwinds.

Mr. Roth:

We are pleased with the flowthrough benefits with respect to the actions we are taking. You are seeing that in the results that you see in the first quarter.

Ms. Quadrani:

Thank you.

Operator:

Thank you. Next is John Janedis of Wachovia. Your line is open.

John Janedis, Wachovia Securities:

Thank you, good morning. It looks like your European business was flattish during the quarter. There has been talk about the U.S. weakness flowing into those markets. Are you starting to see that early in Q2 and were there certain one-time events in the U.K. we should be thinking about?

Mr. Roth:

The one-time events is new business that picked up at Lowe with respect to Unilever in particular. And obviously they are also picking up other new business. Our other agencies are in a number of pitches. I wouldn’t call it a trend per se, but obviously it’s helpful to have those kind of wins.

Mr. Janedis:

On the GM dealer business: is that meaningful to you guys? What are your initial thoughts on the proposed reduction in the U.S. dealer count by the end of next year?

Mr. Roth:

Whatever GM does to assure their viability going forward, we support. With respect to the dealership, it’s not a material number for us. We do some of the dealers with respect to their local advertising, but the bulk of our revenue stream comes from General Motors.

Mr. Janedis:

Okay, thanks. One quick one on Lowe: how does profitability look there this year? Does it take a step back due to the economy?

Mr. Roth:

Every one of our agencies are looking at maintaining their margins. Obviously Lowe in particular, the Saab business — although it’s not significant to us overall — may have an impact on Lowe. But we have a couple of new business pitches that hopefully will replace it. So we are cautiously optimistic that the improvements we have seen at Lowe will continue.

Mr. Janedis:

Thank you.

Operator:

Thank you. Next is Craig Huber, Barclays Capital. Your line is open.

Craig Huber, Barclays Capital:

Yes, good morning. Thank you. First question, can you update us further on what your new business wins we’ll hear in the first quarter?

Mr. Roth:

In terms of first quarter, obviously retention of Home Depot was a good win for us. We picked up some additional business. The Miller-Coors media as well as the Draftfcb win was a big win for us. The Wal-Mart digital pitch. Actually we had two of our digital agencies in the finals there, MRM and R/GA, so we were quite pleased with those. McCann picked up in Detroit — was that in the first quarter? We picked up a win there. So we’ve had good wins, and to answer your question, we do see a net positive for the year. So far.

Mr. Huber:

Can you switch over to severance? What is your expectation for how much severance will pressure P&L here in the second quarter? I think it’s 42 million in the first quarter?

Mr. Mergenthaler:

We were very aggressive, Craig, in Q4 and Q1, and we will continue to gauge revenue and where we think that’s going. And I think all the teams around the world, you have various scenarios planned out. And I think you will see us continue to be aggressive on cost actions to the extent the revenue continues to be soft.

Mr. Huber:

Fair to say you frontloaded it?

Mr. Mergenthaler:

As I said, we were very aggressive with Q4. We severed approximately 2,800 people, which is roughly 6% of our work force. So we think we taken the lion’s share based on what we know today.

Mr. Huber:

Last question, please. On General Motors, given the concern among the investor base: worst case scenario —if General Motors does file for bankruptcy, and absolute worst case, assume the entire operation of General Motors shuts down — what would be the cash impact your company realizes? For 5% roughly of your top line, what would be your cash hit on the work in progress type stuff?

Mr. Mergenthaler:

We quantified on the fourth quarter call an exposure of approximately $150 million, and that’s comprised of receivables work in process, and committed media. We think that number is still a relatively good number.

Mr. Roth:

And again we can’t comment on what happens when you go through bankruptcy. There is a lot of flexibility in bankruptcy in terms of who gets paid, when they get paid, and what amount. The number that Frank just gave you assumes some very conservative assumptions, and hopefully that won’t be the case. But we are using that for guidance.

Mr. Huber:

Will that include — worst case again — if you had to shut down your Detroit operation, related severance and all that too?

Mr. Roth:

No, that does not assume shutting down Detroit operations. I think it’s — again I don’t mean to speculate — but once all this clears through and General Motors gets through whatever the process is going to be, there is still going to be a demand to market automobiles, and we are well positioned to continue our partnership with General Motors. And going forward, we would expect to continue that relationship.

Mr. Mergenthaler:

Craig, for the most part, our Detroit agencies have other clients than General Motors.

Mr. Huber:

Fair enough, I just wanted to hear worst case, thank you.

Mr. Roth:

You’re welcome.

Operator:

Thank you. Next is Peter Stabler, Credit Suisse. Your line is open.

Peter Stabler, Credit Suisse Securities:

Good morning, thanks a lot. Returning to auto and financial services, could you give us a sense of those two large categories, how they might be split between IAN and CMG? Is it proportional to the size of those segments, or is it somewhat disproportional?

Mr. Mergenthaler:

It’s probably proportional. We don’t have that data readily available, but I know that both segments service those individual sectors.

Mr. Roth:

In auto and transportation, we have a number of businesses in there, around 13%. Financial services is 8%. And in financial services, a significant portion of that is MasterCard.

Mr. Stabler:

You mentioned that the other categories were essentially flat, so we can include healthcare and retail in there?

Mr. Roth:

Actually, healthcare and retail were two sectors that were quite positive. We’ve seen a good resilience, if you will, with respect to both of those categories. Clearly on the retail side, we do Kohl’s and Wal-Mart, and on healthcare, J&J, GSK, among other companies. That sector has been performing well for us.

Mr. Stabler:

Great, thanks very much.

Mr. Roth:

You’re welcome.

Operator:

Thank you. Next is Meggan Friedman, William Blair and Company. Your line is open.

Meggan Friedman, William Blair & Company:

Where you have clients who have cut back on spending, how is this split? Is it primarily a pullback in project-based spending or are they renegotiating contracts?

Mr. Roth:

It’s — obviously everyone starts out with the assumption they want the same for less, but most of our clients understand this is a business and we have to maintain our margins as well. Part of the process is reductions in scope. We have to show how we can be more efficient. Obviously, a lot of the headcount reductions that we see go towards the efficiency of us meeting the demands from our clients. So it’s a combination. But I would say the bulk of it is scope-type of requirements.

Ms. Friedman:

Then you mentioned that growth slowed in China and India. Can you maybe provide an updated outlook for performance in the emerging markets? Do you think that trends there are just riding the developed market or are you expecting continued marketing investments there?

Mr. Roth:

Yes, I think it’s pretty clear with respect to the markets, they will continue to be strong environments. Look, on a global basis there have been cutbacks. That’s no surprise. We certainly are not pulling back with respect to our investments in China and India and Brazil and Russia, because we think in the future those are going to be key markets. Those are where our clients are going to be, and we have to be positioned to support them.

Ms. Friedman:

Okay, one housekeeping question. The statement about the annual savings from the severance would be about 2.5 times the Q1 expense: is that from the Q1 and Q4 actions or just for Q1?

Mr. Mergenthaler:

That is an annual run rate for the aggregate savings.

Ms. Friedman:

Great, thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Next is Ben Swinburne, Morgan Stanley. Your line is open.

Benjamin Swinburne, Morgan Stanley & Co.

Thanks. Good morning, guys. Two questions. One, on the balance sheet side: I don’t know if you would be willing to comment about any changes you’re making to payment terms or how you’re attacking sequential liability concerns as you move through the year; I’m sure there is increased focus on all these areas of working capital on your end. And then stepping back and looking at auto for the team, I don’t know if you would be willing to comment on how large a category that is for you, and what the trend has been over the last couple of quarters. We seem to be stepping away from the worst case and looking at potential upside scenarios. You’re seeing massive government intervention on the auto sector, not just in the U.S. but across the globe. Any views on GM and other larger clients in the U.S., outside the U.S., where you might see a pickup in auto sales, which might lead to more brand launches and how that might flow through your business as we look in the back half of the year?

Mr. Roth:

Auto and transportation is 13%, to give you a sizing of it. Let’s face it, with respect to General Motors, we provide the bulk of the work for Chevy. If you — no matter who you are listening to at General Motors, the launches coming up with Chevy are a critical component of General Motors going forward, and therefore it’s a critical component for us with the work we do for them going forward. We are positioned — which is why I said, once General Motors gets through all of this, we will be very well positioned with respect to working with them as they come through this. And certainly the corporate work as well as Chevrolet are critical components of that.

Mr. Mergenthaler:

On the payment terms, it’s a topic that becomes more front and center. Clients are constantly trying to adjust payment terms. We have been very disciplined in holding to the existing terms of the contractual arrangements. We are very aggressive with respect to payments that go beyond terms. I think that the teams around the globe have done a good job in making sure we collect according to the terms.

Sequential liability is something that was not at the forefront of client discussions. It is now and we got sequential liability with a number of key vendors, and some vendors we don’t. It’s an area we are going to try and push very hard for, because we feel strongly about it when we are acting as an agent opposed to a principal. But in today’s environment, everybody is very much aware of the liquidity concerns out there, so everybody is fighting for their cash protection.

Mr. Roth:

There is no one blanket answer to that. Of course, all of our units and all of our clients — obviously our Treasury group work very closely with our clients. We monitor credit risks. We watch it on a daily basis in terms of where the money is going and where we are exposed. This is a time to be very proactive in this and we are in fact doing that very much.

Mr. Swinburne:

Thanks a lot.

Mr. Roth:

You’re welcome.

Operator:

Thank you, next is Matt Chesler, Deutsche Bank. Your line is open.

Matt Chesler, Deutsche Bank Securities:

Hi, good morning, a few questions. I want to go back to the question on the emerging markets. Can you just comment on your progress in penetrating some of the markets like China? To what extent is the business there that you have working for multinational clients looking to expand in market as opposed to certain national clients as well?

Mr. Roth:

It’s a good question. We continue to target both, but right now I would say the dominant part of the business is multinationals. We have the strategy of going towards locals in some of the outlying cities if you will. But in this environment, because of the slowdowns, it’s a little more difficult to see traction on that, but that certainly will be part of our strategy going forward. With respect to India, we have a very strong presence in India. We continue to invest in that both on the media side and well as all of our global networks have been very good presence in India. We are optimistic that once this goes through, we will be well positioned in terms of the recovery. Brazil: we have very solid offerings in Brazil and we are well positioned there. And with respect to Russia, we have a very strong partner in Russia, although they are going through some difficult times right now. We met with them recently and they’re doing similar things with respect to what we are doing in terms of keeping an eye on our cost profile, but they are well positioned to respond to the demands of the marketplace. And of course our acquisition of MCN in the Middle East positions us very well to capture recovery on a global basis.

Mr. Chesler:

Frank, you guys mentioned that ex-severance, the margins were roughly flat year-over-year. Did you guys receive any benefit in the quarter from lower incentive accruals?

Mr. Mergenthaler:

The only thing that’s out there is we trued up some assumptions on our long-term incentives. And back in the deck, you can see, you can do the calculations. So there was a reduction of something like $8 million or $10 million in long-term incentives that we think will normalize through the rest of the year. It had to do with truing up forfeiture rates, which we were probably too conservative in what we assumed in prior years.

Mr. Chesler:

How do you see that progressing throughout the year, to the extent the revenue environment remains pretty difficult throughout the year in a challenging scenario? What do you think happens to your ability to offset the revenue declines with that line item?

Mr. Roth:

Certainly that’s one of our key levers with respect to if profitability deteriorates, but we have a conservative plan with respect to going forward. Frankly, so far we are pretty much on plan in terms of where we thought this was going to unfold. If it deteriorates further, then bonuses and incentives are part of our levers.

Mr. Chesler:

Do you think this particular lever is sufficiently powerful enough to fully offset severance, partially offset it or more than offset it?

Mr. Mergenthaler:

We’ve got an operating plan. That operating plan has a bonus pool; it’s been approved by the board. We will measure performance of our operating groups against their respective plans. To the extent they are at their plan, they will be awarded their pools. Below their plan, they won’t. We don’t view it as an offset to severance.

Mr. Roth:

The flowthrough on severance is a cost benefit, and that’s the number we gave you. There are separate and distinct opportunities if you will.

Mr. Chesler:

You talked about the annualized run rate, the savings — do you think that you will realize that fully in the current fiscal year or does some of that still . . . ?

Mr. Mergenthaler:

We took, you saw the actions we took in the fourth quarter. The actions in the first quarter — a lot of the folks were still on our payroll at the end of the quarter and they may be in early second quarter. So I think you’re not going to see that full effect of that until ’10.

Mr. Roth:

Plus, severance on a geographic basis is different. In terms of some of the foreign countries, it’s much more difficult to recoup the benefit, if you will, over a longer period of time because of the social laws that are in existence. What you are hearing is more of a blended benefit. The timing of it is different by location.

Mr. Chesler:

Okay. Then just finally, Frank, you guys have done a very exemplary job of improving working capital over the past couple of years. Clearly, in the quarter, working capital was a bit higher seasonally and relative to last year. How do you feel about stable working capital for the current year given the tough environment?

Mr. Mergenthaler:

I think that we had a very strong Q4 with growth and businesses like media that are cashflow generative from a working capital perspective to the extent you manage it well. I think we managed it well. Couple that with a softening of our billings and media revenue in Q1 caused the fairly significant swing. I think we have been pretty clear, in a growing business we believe that working capital should be a generator of cash. When your business isn’t growing, especially media, it’s very difficult and your balance sheet starts to unwind. Without giving any guidance on working capital for the year, Michael made the comment in his remarks about our view on liquidity, and we still believe that we’ve got sufficient liquidity that allows us to take care of the maturities in ’09 and ’10.

Mr. Chesler:

Thank you.

Mr. Roth:

You’re welcome.

Operator:

Thank you. Next is Michael Nathanson, Sanford Bernstein. Your line is open.

Michael Nathanson, Sanford C. Bernstein & Co.:

Thank you. I have a couple. First one is for both Frank and Michael. When you looked at your goal of getting back to peer level margins, how much will the downturn affect the long-term goal given you are finding previous cost savings that may have helped you to hit the goal? Can you talk about how this affects you?

Mr. Roth:

I think we saw this coming before when we extended our turnaround objectives. We still have it as a major goal, and what’s happening frankly is the margins of our competitive set is coming down also. So there’s two things happening. One is the margins of the sector are coming down, and so the goal is changing a little bit. But certainly this is going to take a little bit longer for us to achieve it, because you can’t just do this by taking costs out of your business. There has to be a uptick, if you will, on the revenue side. You can’t keep taking costs out without affecting the long-term viability of our business. We are very conscious of that. I think the decisions we are making with respect to severance as well as keeping an eye on our cost profile does not impact our ability. In fact, it helps us in terms of our ability to narrow that gap. We want to make sure we have the talent and resources to be in place when the recovery starts to hit. So I think we continue to be well positioned to do that. It’s still a critical component of our long-term plan. It’s just been extended out a little bit given the overall macroeconomic environment.

Mr. Mergenthaler:

We are very pleased with the job the team is doing around the world in controlling costs in this environment, which, to Michael’s point, when it turns it will be very positive for us.

Mr. Roth:

If you also look at the the headcount, if you will, we continue to invest in our talent. On the one hand, we do have severance, we do have staff reductions. But on the other hand, we are using this as an opportunity to beef up our talent pool, pick up individuals that have expertise in those areas that will do us well as we go through this changing economic environment.

Mr. Nathanson:

The only thing I wonder — I guess I’ll come back to you on this — when you sat down and looked at the turnaround plan, you knew you had some cost levers maybe in G&A and rent and other places. I wonder if I could fast forward into, hey, let’s look forward and present you with the turnaround story a year from now. What levers would be there beyond the natural levers as a turnaround?

Mr. Roth:

It’s not levers. Remember, this is efficiency.

Mr. Nathanson:

Efficiency, sorry.

Mr. Roth:

What will happen is as the revenue starts to improve, our margin expansions should flow through as long as we don’t do anything stupid. And that is as the economy turns around, if all of a sudden we start adding a whole bunch of costs on top of it, you don’t get the expansion opportunity. But right now we are positioned so that when the revenue starts flowing through, we should get a better bang for our dollar, and that’s how this works. It’s not just take costs out and automatically that it flows through. It’s a combination of revenue as well as costs, and that’s why it’s important to look at your cost profile and do it intelligently not just slash for the sake of slashing.

Mr. Nathanson:

Thank you, and just a follow up on cash flow for Frank. We’re looking at investing activities. You took capex down a ton this quarter. One question would be sustainable rate. And then to both you guys, you are seeing WPP and Omnicom actually not buying anything right now. They’re out of the acquisition game. I wonder, given your balance sheet and given maybe the competitive intensities dropping on the M&A side, does that entice you at all? I’d like to know those two questions.

Mr. Roth:

I mean, Frank indicated in the remarks, our capex has dropped to around $100 million. We are doing that on a back-end basis. So we are very cautious in terms of spending our capex dollars. “Enticing” is always a nice word in terms of opportunities. Frankly, we will continue to look at opportunities on a very select basis in those areas, whether it be geographic or disciplines, but we don’t see any big holes out there. So there is no need for us to run out and do transactions just because they may be cheap. By the way, the companies that may be attractive right now don’t view themselves as cheap. The delta between the bid and the ask on some of these transactions will continue to be out there, and I think the sellers still have a ways to go before they realize the markets have changed.

Mr. Nathanson:

Okay. Thank you.

Mr. Roth:

You’re welcome.

Operator:

Thank you. Next is Dan Salmon, BMO Capital Markets. Your line is open.

Daniel Salmon, BMO Capital Markets:

Good morning, guys, one quick one. I know it’s not a big part of your business, but could you comment and give us color on the performance of some of your traditional media services businesses, agencies like NSA and whatnot? Thanks.

Mr. Roth:

Well, NSA is actually part of our media business right now. Obviously it’s challenged, but there is a demand for that. I think what we done across the board is rightsize all of our businesses for the demand in their respective disciplines. So NSA is one of those where frankly it’s a unique offering and therefore as our clients need that type of work done, we are well positioned to do that. Again, I think we are approaching this on a basis of demands in the marketplace and our resources that are necessary to provide it. Whether it be traditional media, whether it be traditional advertising, digital, I think we’ve positioned our company to be very competitive across the board. I think that’s what you have to do in this environment. When it does turn around, we are well positioned to do that. Traditional advertising continues to be an important segment of the business, and in fact, what is happening is clients are spending money on more proven areas as opposed to a lot of the riskier ones. The fact that we have strength in some of those markets does do us well.

Mr. Salmon:

Thank you.

Operator:

Thank you. Next, Tom Singlehurst of Citi, your line is open.

Thomas Singlehurst, Citigroup Global Markets:

Good morning. Tom Singlehurst with Citigroup. I wanted to go back to the fees, the fee-related revenues. Omnicom yesterday painted those as being naturally more late cycle than some of the commission- and project-based revenues. I was wondering, (a) whether you agree with that, (b) whether we will see more pressure in the area, and, I suppose, (c) to a certain extent I’m surprised to hear that both you and Omincom are saying that the advertisers want a happy negotiation, on a less-for-less basis. WPP this morning was saying conversations they have been having were much more more-for-less or same-for-less. I can’t see why they wouldn’t be pushing for that. Any color you can shed on that would be great.

Mr. Roth:

Look, ultimately, even on new business pitches, ultimately the issue is quality of work and the type of work you are doing. Fee — you don’t see a lot of our business just being put off because of fee negotiations. In the end, it’s the last thing that comes to the table, and that is, how much is this going to cost? Unless you have the quality of the services and the people to meet their needs, you don’t get to fee discussions. Frankly, in this environment, it’s a logical discussion to have on incentive-based compensation. I personally think that’s where some of these negotiations could lead itself to, and frankly that’s something that I think this industry should be looking at, because if you are moving the needle and you are providing value services, then it’s something that I think should be reflected in how you get compensated. So I don’t think it’s one type of discussion that you are having on fees. Clearly they like the same for less. Everybody would like that. That’s a component of it. But scope and efficiencies are also part of it. Again, if you have a good relationship, you are providing quality work, clients are going to continue to want to maintain that.

Mr. Mergenthaler:

To Michael’s point, procurement is still out there, very aggressive. So it’s not as if we are walking to fee discussions and everything is all pleasantries; if we are going to reduce, let’s just take scope down. It’s a very competitive environment out there right now.

Mr. Roth:

And when you do have a blanket fee reduction, it’s necessary for us to focus on the efficiencies. So if you end up in a situation where you are providing the same amount of work for less, we have to make sure that we are most efficient in delivering that type of work, and that’s what you see happening in this market.

Mr. Singlehurst:

Is it something that’s exclusively happening on accounts when they repitch, or something that just crops up?

Mr. Roth:

No, this is ongoing. This environment — by the way, it’s true on us on the other side as well: we go to our vendors the same as people come to us, and that is in this environment, if you are not asking the question of value versus costs and what you are paying, you’re not looking out for the best interests of your company. It’s a normal question to be asked, and we have a whole bunch of people that sit down with them and discuss it. It’s part of the environment we are in.

Mr. Mergenthaler:

We are seeing clients who are somewhat reluctant in signing annual contracts right now because of the uncertainty on their sides and what they are willing to commit to. It’s definitely been somewhat of a new dynamic for us in the first quarter. But again I think as we move through the year and there’s more clarity on the part of clients and their budgets, that that translates into renumeration for us.

Mr. Singlehurst:

Very clear, thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you, our final questioner comes from Todd Morgan, Oppenheimer. Your line is open.

Todd Morgan, Oppenheimer & Co.:

Thank you, good morning. Just to touch back on the working capital change in the quarter. Obviously you talked a little bit about that, but I don’t know if you can help us any further with perhaps the portion of the working capital change that might have been due to revenue decreases, and what portion is really perhaps accruals and other timing issues?

Mr. Mergenthaler:

Just maybe an estimate, probably 60% of the move in the quarter was what we would have expected given how the normal working model works Q4 to Q1. The other 40% is probably indicative of the environment in Q1.

Mr. Roth:

And again, if you look at the total cash position this quarter, first quarter versus first quarter of last year, we’ve shown improvement. And I think you have to look at this on a longer term basis, and that’s how we look at it.

Mr. Morgan:

That’s fair. Thanks a lot, then.

Mr. Roth:

Thank you for joining us this morning and we appreciate your support and we look forward to meeting with you again on our second quarter results.

Operator:

Thank you for participating in today’s conference. You may disconnect, and have a great day.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a weakening economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2008 Annual Report on Form 10-K under Item 1A, Risk Factors.